EXHIBIT 99.1

Fision & Continuity Logic
Illustrative Pro Forma Capitalization of Fision
As of December 21, 2018

	Pre-Transaction				Post-Merger (Pre-Merger Private Placement)					Following Merger Private Placement (MPP)
	(a)	(b)				(c)	(d)				(e)	(f)
	Outstanding shares @ 12/21/18 Before Common Offering	Common Offering Warrants	Fully Diluted	% of Fully Diluted	Shares	Common Offering Shares	Common Offering Warrants	Fully Diluted	% of Fully Diluted	Shares	MPP Offering Shares	MPP Warrants	Fully Diluted	% of Fully Diluted
Fision Equity Holders	66,811,453	-	66,811,453	87%	66,811,453	-	-	66,811,453	42%	66,811,453	-	-	66,811,453	31%
Continuity Logic Equity Holders	-	-	-	0%	66,811,353	-	-	66,811,353	42%	66,811,353	-	-	66,811,353	31%
Participants in Common Offering and Merger Private Placement (MPP)	-	10,000,000	10,000,000	13%	10,000,000	8,800,000	5,000,000	23,800,000	15%	23,800,000	28,000,000	28,000,000	79,800,000	37%
Total	66,811,453	10,000,000	76,811,453	100%	143,622,806	8,800,000	5,000,000	157,422,806	100%	157,422,806	28,000,000	28,000,000	213,422,806	100%

Note - The Illustrative Pro Forma Capitalization of Fision does not include the impact of the six month Warrants granted to Continuity Logic unit holders to purchase the same number of shares to which they are entitled as part of the merger which allows them to purchase an equivalent number of shares for $.25 for six months after the Closing of the Merger, and if they exercise that Warrant, then they will also receive an additional three year Warrant allowing them to purchase an equivalent number of shares at $.50 per share.

(a)	Actual outstanding common shares of Fision at 12/21/2018

(b)	Outstanding Common Offering warrants issued and outstanding at 12/21/2018

(c)	The Common Offering ($3M) provides for total shares as noted below:
Total Common Offering	$3,000,000
Offering Price	0.20
Total Common Offering Shares Eligible to be Offered	15,000,000
Advisory Shares (10%)	1,500,000
Total Common Offering Shares Including Advisory Shares	16,500,000
Common Offering Shares Issued as of 12/21/18	7,700,000
Common Offering Shares to be issued	8,800,000
(d)	The Common Offering provides for 100% warrant coverage
Total Common Offering Warrants	15,000,000
Common Shares Warrants as of 12/21/18	10,000,000
Total Common Offering Warrants	5,000,000

(e)	The Company anticipates that its Merger Private Placement will raise new money ranging between $3,000,000 and $5,000,000. For illustration purposes, the Company has assumed $4,000,000 of new money will be raised as part of the MPP and that all of that will be converted into equity.
Additionally, for illustrative purposes, the Company has assumed that existing debt holders of $3,000,000 will convert amounts owed at the same terms of the MPP:

Existing Debt Conversions	$3,000,000
New Money Raised	4,000,000
Total	7,000,000
Price Per Share	0.25
Total MPP Offering Shares	28,000,000

(f)	The MPP Offering provides for 100% warrant coverage. See calculation above